Exhibit 99.1

Track Data Corporation
95 Rockwell Place
Brooklyn, NY 11217

TRACK DATA CORPORATION ANNOUNCES TENDER OFFER FOR COMMON STOCK

Brooklyn, NY - August 3, 2005 - Track Data Corporation (Nasdaq: TRAC) today announced that it will commence a tender offer for up to 1 million shares of Track Data common stock. These repurchases are being funded with cash held by the Company.

On or about August 17, 2005, Track Data will commence a tender offer for up to 1 million shares, or approximately 10.6% of its outstanding common stock, at a price of $3.00 per share, or a total of $3 million if the Company purchases the maximum number of shares. Assuming the tender offer commences on August 17, 2005, the offer will expire at 12:00 midnight, New York City time, on September 16, 2005, unless Track Data extends the offer. The Company has the right to increase the number of shares it purchases in the tender offer by up to 2% of its outstanding common stock, or approximately 188,000 shares, for a total of 1,188,000 shares, without extending the offer. Track Data will not accept any shares tendered if it will result in a “going private” transaction.

The Company’s Chairman, who is also its controlling stockholder, intends to tender the lesser of (a) 20% of the total tendered, including 200,000 shares tendered by him, or (b) 200,000 shares.

The depositary is American Stock Transfer and Trust Company. The offer to purchase, letter of transmittal and related documents will be mailed to stockholders of record and will be made available for distribution to beneficial owners of Track Data’s shares.

Neither Track Data nor its Board of Directors, nor its depositary for the common stock are making any recommendation to stockholders as to whether to tender or refrain from tendering their shares of common stock. Stockholders must decide how many shares of common stock they will tender, if any.

THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION OF OFFERS TO BUY THE COMPANY’S SECURITIES WILL ONLY BE MADE PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT TRACK DATA WILL SHORTLY DISTRIBUTE OR MAKE AVAILABLE FOR DISTRIBUTION TO ITS STOCKHOLDERS. IN ADDITION, TRACK DATA WILL FILE ON OR ABOUT AUGUST 17, 2005, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER MATERIALS RELATED TO THE COMMON STOCK TENDER OFFER WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC). SECURITY HOLDERS SHOULD READ THOSE MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE RESPECTIVE OFFER. STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS ABOUT THE COMMON STOCK TENDER OFFER FREE OF CHARGE AT THE SEC’S WEB SITE AT WWW. SEC.GOV, OR FROM THE DEPOSITARY OF THE COMMON STOCK TENDER OFFER BY CALLING (877) 248-6417 (CALL TOLL FREE). WE URGE SECURITY HOLDERS TO CAREFULLY READ THOSE MATERIALS PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE TENDER OFFER.

Track Data Corporation maintains offices in the U.S. and Europe, with executive offices located at 95 Rockwell Place, Brooklyn, New York 11217. Its telephone number is 212-943-4555 or 718-522-7373.

The Company is a financial services company that provides real-time financial market data, fundamental research, charting and analytical services to institutional and individual investors through dedicated telecommunication lines and the Internet. The Company also disseminates news and third-party database information from more than 100 sources worldwide. The Company owns Track Data Securities Corp. ("TDSC"), a registered securities broker-dealer and member of the National Association of Securities Dealers, Inc. The Company provides a proprietary, fully integrated Internet-based online trading and market data system, proTrack, for the professional institutional traders, and myTrack and TrackTrade, for the individual trader. The Company also operates Track ECN, an electronic communications network that enables traders to display and match limit orders for stocks. The Company also engages in arbitrage trading.